As filed with the Securities and Exchange Commission on April 10, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________
BurgerFi International, Inc.
(Exact name of registrant as specified in its charter)
_________________________________

Delaware	82-2418815
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 West Cypress Creek Rd., Suite 220 Fort Lauderdale, FL	33309
(Address of Principal Executive Offices)	(Zip Code)
Inducement Awards
(Full title of the plan)
Chris Jones
Chief Financial Officer
BurgerFi International, Inc.
200 West Cypress Creek Rd., Suite 220
Fort Lauderdale, Florida 33309
(Name and address of agent for service)

(954) 618-2000
(Telephone number, including area code, of agent for service)

With a copy to:
Bradley D. Houser
Shane N. Segarra
Holland & Knight LLP
701 Brickell Avenue, Suite 3300
Miami, Florida 33131
(305) 789-7799

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This registration statement will become effective upon filing in accordance with Rule 462(a) under the Securities Act.

EXPLANATORY NOTE
This Registration Statement on Form S-8 registers shares of common stock, par value $0.0001 per share (the “Common Stock”), of BurgerFi International, Inc. (the “Company”) issuable pursuant to the Inducement Awards, as described below. As a material inducement of the individuals listed below to accept employment with the Company, the Company granted the following equity awards to each individual (the “Inducement Awards”) on the dates listed below:

•	•	•
•Carl J. Bachmann:
o500,000 time-based restricted stock units granted to materially induce the recipient to accept employment as the Company’s Chief Executive Officer, such grant approved as of July 10, 2023; and
o500,000 performance-based restricted stock units granted to materially induce the recipient to accept employment as the Company’s Chief Executive Officer, such grant approved as of July 10, 2023.
•Christopher Jones:
o200,000 time-based restricted stock units granted to materially induce the recipient to accept employment as the Company’s Chief Financial Officer, such grant approved as of July 10, 2023; and
o200,000 performance-based restricted stock units granted to materially induce the recipient to accept employment as the Company’s Chief Financial Officer, such grant approved as of July 10, 2023.

The Inducement Awards were approved by the Registrant’s Compensation Committee of the Board of Directors in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The Inducement Awards were granted outside of the Registrant’s 2020 Omnibus Equity Incentive Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(b)(1) and the requirements of Part I of Form S-8, these documents are not required to be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed with the SEC by us pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement, other than information furnished pursuant to Item 2.02, Item 7.01 or Item 8.01 of Form 8-K:

•	Our Annual Report on Form 10-K for the fiscal year ended January 1, 2024, filed on April 10, 2024.

•	Our Current Reports on Form 8-K filed on January 26, 2024 and March 8, 2024.

•
The description of the Company’s Common Stock contained in the “Description of Capital Stock” contained in our registration statement on Form S-3 (File No. 333-268585) (the “Registration Statement”) filed with the SEC on November 29, 2022, as amended by Pre-Effective Amendment No.  1, filed with the SEC on December 6, 2022, declared effective by the SEC on December 8, 2022, and any subsequent amendment or report filed for the purpose of updating such descriptions.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
We will provide to you, upon request, a copy of each of our filings at no cost. Please make your request by writing or telephoning us at the following address or telephone number:
BurgerFi International, Inc.
Investor Relations
200 West Cypress Creek Rd., Suite 220
Fort Lauderdale, Florida 33309
(954) 618-2000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(c) of the DGCL provides, in general, that (1) to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of the DGCL, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and (2) a corporation may indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of the DGCL, or in defense of any claim, issue or matter therein.
Section 145(d) of the DGCL provides, in general, that any indemnification under subsections (a) and (b) of the DGCL (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) and (b) of the DGCL. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination: (w) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum; (x) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (y) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (z) by the stockholders.
Section 145(e) of the DGCL provides, in general, that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation as authorized in this section, and that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
Section 145(f) of the DGCL provides, in general, that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of the DGCL shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and that a right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
Additionally, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws limit the personal liability of our directors to our stockholders or us for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Our Amended and Restated Bylaws also provide for such limitation of liability with respect to our officers. In addition, our Amended and Restated Certificate of Incorporation provides for indemnification of each of our directors and officers who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of ours or is or was serving at our request as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the DGCL. Our Amended and Restated Bylaws also provide for such indemnification other than with respect to an action by or in the right of the Company and so long as such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and our Amended and Restated Bylaws provide for similar indemnification with respect to actions by or in the right of the Company.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We have entered into indemnification agreements with our officers and directors.
At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification or advancement is sought. We are not aware of any threatened litigation that may result in claims for advancement or indemnification.
We have been advised that in the opinion of the SEC, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and other persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or other person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description

4.1
Amended and Restated Certificate of Incorporation of the Company, effective on December  16, 2020 (Incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K filed by the registrant on April 14, 2022).

4.2
Amended and Restated Certificate of Designation of Series A Preferred Stock of BurgerFi International, Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed by the registrant on February 27, 2023)

4.3
Second Amended and Restated Bylaws of the Company, effective as of March  23, 2022 (Incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed by the registrant on March 24, 2022).

4.4	Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.2 to the registrant’s Annual Report on Form 10-K filed by the registrant on April 14, 2022).

4.5
Restricted Stock Unit Award Agreement dated July 10, 2023, by and between BurgerFi International, Inc. and Carl Bachmann (Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K/A filed by the registrant on July 14, 2023)

4.6
Restricted Stock Unit Award Agreement dated July 10, 2023, by and between BurgerFi International, Inc. and Carl Bachmann (Incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K/A filed by the registrant on July 14, 2023)

4.7
Restricted Stock Unit Award Agreement dated July 10, 2023, by and between BurgerFi International, Inc. and Christopher Jones (Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K/A filed by the registrant on July 14, 2023)

4.8
Restricted Stock Unit Award Agreement dated July 10, 2023, by and between BurgerFi International, Inc. and Christopher Jones (Incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K/A filed by the registrant on July 14, 2023)

5.1	Opinion of Holland & Knight LLP.

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.2	Consent of KPMG, LLP

24.1	Power of Attorney (included in the signature page to the Registration Statement).

107	Filing Fee Table.

Item 9.	Undertakings.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table in the effective Registration Statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on April 10, 2024.

BURGERFI INTERNATIONAL, INC.

By:	/s/ Carl J. Bachmann
Name: Carl J. Bachmann
Title: Chief Executive Officer
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Carl J. Bachmann and Chris Jones his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Carl J. Bachmann Carl J. Bachmann	Chief Executive Officer (Principal Executive Officer)	April 10, 2024

/s/ Chris Jones Chris Jones	Chief Financial Officer (Principal Financial and Accounting Officer)	April 10, 2024

/s/ Ophir Sternberg Ophir Sternberg	Chairman of the Board	April 10, 2024

/s/ Allison Greenfield Allison Greenfield	Director	April 10, 2024

/s/ Vivian Lopez-Blanco Vivian Lopez-Blanco	Director	April 10, 2024

/s/ Gregory Mann Gregory Mann	Director	April 10, 2024

/s/ David Heidecorn David Heidecorn	Director	April 10, 2024

/s/ Andrew Taub Andrew Taub	Director	April 10, 2024